State of Delaware
Secretary of State
Division of Corporations
Delivered 11:27 AM 08/24/2022
FILED 11:27 AM 08/24/2022
SR 20223346010 - FileNumber 6986646

STATE o/DELAWARE
CERTIFICATE o/TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et. seq.) and sets forth the following:

- **First:** The name of the trust is Nomura Alternative Income Fund

- **Second:** The name and address of the Registered Agent in the State of Delaware is

  Corporation Service Company
  251 Little Falls Drive
  Wilmington, DE 19808 (New Castle County)

- **Third:** The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq).

- **Fourth:** (Insert any other information the trustees determine to include therein.)

By: /s/ Robert Stark
Trustee(s)

Name: Robert Stark
Typed or Printed